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                                                                   Exhibit 10.14

                          GSL INDUSTRIAL PARTNERS, L.P.
                           5858 WESTHEIMER, SUITE 800
                              HOUSTON, TEXAS 77057

                                February 2, 2006

Suntron GCO, LP
2401 West Grandview Road
Phoenix, Arizona 85023
Attn: Hargopal (Paul) Singh

     Re: Earnest Money Contract dated effective as of December 27, 2005 (as amended, the "Contract"), by and between GSL INDUSTRIAL PARTNERS, L.P., as buyer ("Buyer"), and SUNTRON GCO, LP, as seller ("Seller"), regarding the sale and purchase of approximately 36 acres of developed land, plus an additional approximately 7.5 acres of undeveloped land, located at 1111 Gillingham Lane, Sugar Land, Fort Bend County, Texas (the "Property")

Dear Mr. Singh:

     Reference is hereby made to the Contract. All capitalized terms used in this letter agreement and not otherwise defined shall have the same meanings as set forth in the Contract.

     For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

          (1) PLATTING OF PROPERTY. Seller and Buyer acknowledge that Seller intends to commence, prior to the Closing Date, a replatting process related to the separate platting of the Option Property. The resulting replat will cause the Property to consist of approximately 40 acres, to be platted as two reserves, one of approximately 31.9811 acres in area (and including all of the current building, parking, and other improvements) and one of approximately 8.4897 acres in area, all of which is undeveloped. The Option Property will be platted together with other adjacent vacant land owned by Seller to create a parcel of approximately 17.85 acres, all of which is intended to be conveyed to a third party and which will thereafter constitute the ROFO Property. Buyer hereby consents and approves of the platting of the Property pursuant to and in accordance with the preliminary plat of the Property prepared by Costello, Inc., a copy of which is attached hereto as ATTACHMENT I.

          (2) REPURCHASE OPTION. Seller and Buyer hereby agree that, upon the final platting of the Property in accordance with the provisions of paragraph 1 above, (a) the Repurchase Option described in Section 26 of the Contract shall terminate and be null

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Suntron GCO, LP
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     and void, and (b) the Option Property shall be retained by Seller and excluded from the Property to be conveyed by Seller to Buyer, without any adjustment in the Sales Price.

          (3) ROOF REPAIRS; ASSIGNMENT OF ROOF WARRANTY. Buyer and Seller acknowledge that the roof survey and report obtained by Buyer with respect to the Property (the "Roof Report"), indicates that various maintenance and repairs matters should be performed with respect to, among other items, the building's roof and gutters. In this regard, Seller agrees that Seller shall, prior to the date that is two (2) business days prior to the expiration of the Inspection Period and at Seller's sole cost and expense,
     (a) cause the gutters on the rear one-half (1/2) of the building known as Phase II of the Property to be properly sized and replaced, more particularly described in the Roof Report, and (b) take such action and perform such work as may be required by Carlisle SynTec Systems, Division of Carlisle Corporation to cause the two (2) warranties issued by Carlisle SynTec Systems, Division of Carlisle Corporation with respect to the roof (collectively, the "Roof Warranties"), to be transferred to Buyer at the Closing without the requirement of any additional repairs or replacements. Buyer and Seller acknowledge that an inspection of the roof by Carlisle SynTec Systems, Division of Carlisle Corporation, which inspection will specify the action to be taken and work to be performed as a condition to the transfer of the Roof Warranties to Buyer, will occur after the date hereof, and Buyer and Seller each agree to accept and abide by the results of such inspection. Notwithstanding the foregoing, the costs and expenses to be expended by Seller pursuant to the provisions of this paragraph 3 shall not exceed the aggregate sum of $100,000, unless hereafter approved by Seller in writing.

          Seller further agrees that Buyer shall have the right, upon completion of the repairs and replacements to the roof and gutters described in this paragraph 3, to re-inspect the roof and gutters prior to the expiration of the Inspection Period. Seller further agrees, on or before Closing, (y) to deliver to Buyer and the Title Company lien waivers from all contractors and subcontractors performing any work at the Property in connection with the matters set forth in this paragraph 3, and (z) to pay all costs and expenses related to the transfer of the Roof Warranties to Buyer.

          (4) INSPECTION PERIOD. Seller and Buyer agree that the Inspection Period, and Buyer's right to terminate the Contract by the delivery of the Inspection Notice, shall be and hereby is extended until the later of (a) February 27, 2006, and (b) the date that is five (5) business days after the date of the final platting of the Property in accordance with the provisions of paragraph 1 above; provided, however, that if, by the date that is two (2) business days prior to the expiration of the Inspection Period, Seller has not notified Buyer of the completion of the repairs and replacements to the Property or provided Buyer with confirmation of the transferability of the Roof Warranties, both as provided for in paragraph 3, then the Inspection Period shall automatically be extended, for a period of up to thirty (30) days, until the date that is two (2) business days after the date of Seller's delivery to Buyer of written notice of the completion of the repairs and replacements to the Property and the confirmation of the transferability of the Roof Warranties, both as provided for in paragraph 3. Notwithstanding any provision of this

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Suntron GCO, LP
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     letter agreement to the contrary, the latest date for the Closing Date shall be March 17, 2006.

     Except as amended hereby, the Contract remains in full force and effect in accordance with its original terms. Telecopy delivery of this letter agreement signed by each party to the other shall be binding and effective the same as if an original signed copy has been delivered by each party to the other. This letter agreement may be executed in multiple counterparts, each of which shall be considered an original, and all of which together shall constitute one and the same document.

     If you have any questions or comments with respect to any of the foregoing, please do not hesitate to contact me.

                                        Sincerely yours,

                                        BUYER:

                                        GSL INDUSTRIAL PARTNERS, L.P.,
                                        a Texas limited partnership

                                        By: GSL Partners GP, LLC, a Texas
                                            limited liability company,
                                            its general partner


                                        By: /s/ WELCOME W. WILSON, SR.
                                            ------------------------------------
                                            Welcome W. Wilson, Sr.,
                                            Chairman and Chief
                                            Executive Officer


AGREED TO AND ACCEPTED
this _______ day of February, 2006:

SELLER:

SUNTRON GCO, LP,
a Texas limited partnership

By: Rodnic LLC, a Texas limited
    liability company, its general
    partner


By: /s/ JAMES A. DORAN
    ---------------------------------
    James A. Doran,
    Chief Financial Officer